Exhibit 99.1

HEAD: Nexeo Solutions and Beijing Plaschem Announce Completion of Joint Venture, Nexeo Plaschem

SUBHEAD: Nexeo Solutions names Vice President and General Manager of Nexeo Asia.

THE WOODLANDS, TX U.S.A. — November 1, 2012 — Nexeo Solutions, a leading global thermoplastics distributor announced today that it has completed its joint venture with Beijing Plaschem, Nexeo Plaschem. Nexeo Plaschem will employ more than 120 people within the People’s Republic of China (“PRC”) and will extend the reach of the business to thirty locations spread across the majority of the country’s provinces.

“Our team is very excited about the opportunities that the joint venture creates. A world-class supplier base, global customers, ability to fund strategic growth, and centralized management systems will allow us to accelerate our growth to make Nexeo Plaschem a stronger distributor.” says Yang Zhigang, former Chairman of Beijing Plaschem, who will assume the General Manager position in the joint venture.

Nexeo Solutions also announced that Philip Krichilsky will join the team on November 5, 2012 as Vice President and General Manager, Nexeo Asia. Within the scope of his role, Phil will lead the region’s commercial endeavors and be tasked with the challenge of geographic expansion and regional commercial growth needs. He will also serve as the point person for integrating Nexeo Plaschem with a focus on profitable growth and the optimum use of resources.

“The combination of people and technology will allow us to drive the dramatic change that is needed in our industry,” says David Bradley, President and CEO of Nexeo Solutions. “By forming Nexeo Plaschem, we can offer innovative solutions, including world-class distribution capabilities in chemicals, plastics and composites, backed by a highly technical sales force that focuses on end markets and application design to support our customer’s global growth ambition.”

About Nexeo Solutions

Nexeo Solutions is the largest global distributor with a centralized business model. The company provides broad logistics capabilities, in-depth market knowledge and dedicated technical expertise. As a private company employing more than 2200 employees with operations across North America, Europe and Asia, Nexeo Solutions is a leading distributor in chemicals, plastics, composites and environmental services. Learn more at www.nexeosolutions.com.

About Beijing PlasChem

Beijing PlasChem, founded in 1996, is a professional distributor dealing in engineering plastics, common plastic, chemical material and additive as well as agrochemical. Headquartered in Beijing, Beijing PlasChem has subsidiaries and offices in Shanghai, Shenzhen, Yuyao, Chongqing and other cities.

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For further information please contact:

Media Relations, Nexeo Solutions

Tel. +1 281 297 0058, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions

Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com